KPMG LLP Suite 1400 2323 Ross Avenue Dallas, TX 75201-2721 Consent of Independent Registered Public Accounting Firm The Board of Directors Dillard’s, Inc.: We consent to the use of our report dated March 31, 2020, with respect to the consolidated balance sheets of Dillard’s, Inc. and subsidiaries as of February 1, 2020 and February 2, 2019, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended February 1, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of February 1, 2020, incorporated by reference herein. Our report refers to a change in accounting for leases due to the adoption of Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842). Our report refers to a change in accounting for the income tax consequences of intra-entity transfers due to the adoption of ASU No. 2016-16, Intra-Entity Transfers of Assets Other Than Inventory. Dallas, Texas June 12, 2020 KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.